UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2017

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05    Costs Associated with Exit or Disposal Activity.

On September 13, 2017, the Board of Directors (the “Board”) of Pixelworks, Inc. (the “Company”) committed to a restructuring plan to integrate the recent acquisition of ViXS Systems Inc. which would result in an approximately 15% reduction in workforce, primarily in the areas of development, operations, sales and administration. The Board believes adoption of this restructuring plan will help streamline the Company’s operations and workforce, and more appropriately align the Company’s operating expenses with current revenue levels. The Company expects the restructuring to be substantially completed by the end of the Company’s fourth quarter ending December 31, 2017 and expects to incur total estimated restructuring charges of approximately $2.0 million related to employee severance and benefits. The Company currently expects that these charges will largely be recorded in the third quarter of 2017 and will result in cash expenditures of approximately $2.0 million, which expenditures are expected to occur primarily in the third quarter of 2017.

As a result of the restructuring, the Company expects to realize annualized savings of approximately $4.0 million.

On September 14, 2017, the Company issued a press release announcing the restructuring plan. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	September 14, 2017	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 14, 2017.